Exhibit 99.1
                                                                    ------------


                            STOCK PURCHASE AGREEMENT


This Purchase Agreement (this "Agreement") is made as of September 5, 2001, by Al A. Gonsoulin, an individual ("Buyer"), Carroll W. Suggs, an individual ("Suggs"), and Suggs Family Fund, L.L.C., a Louisiana limited liability company ("LLC" and, collectively with Suggs, "Sellers").

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of common voting and non-voting stock of Petroleum Helicopters Inc., a Louisiana corporation (the "Company"), held by Sellers (the "Shares"), for the consideration and on the terms and conditions of this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"BEST EFFORTS"--reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result.

"BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, or failure.

"BUYER"--as defined in the first paragraph of this Agreement.

"CLOSING"--as defined in Section 2.3.

"CLOSING DATE"--the date and time as of which the Closing actually takes place.

"COMPANY"--as defined in the Recitals of this Agreement.

"CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

(a) the exercise of the Vested Options by Suggs and, as a result thereof, the acquisition by Suggs of 43,480 shares of voting common stock of the Company;

(b) the exercise by Suggs promptly after the Closing of the Remaining Options to purchase 15,000 shares of voting common stock and immediately


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thereafter the transfer by Suggs to Buyer of all shares issued as a result of such exercise;

(c) the sale of the Shares by Sellers to Buyer;

(d) the execution, delivery, and performance of the Noncompetition Agreement and the Sellers' Releases;

(e) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(f) Buyer's acquisition and ownership of the Shares.

"CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"DAMAGES"--as defined in Section 10.2.

"DEPOSIT"--as defined in Section 2.3.

"DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"ENCUMBRANCE"--any charge, claim, property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY"--any:

(a) federal, state, local, municipal, foreign, or other governmental authority; and

(b) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"ISSUED SHARES" - as defined in Section 3.3(b).

"KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. LLC will be deemed to have "Knowledge" of a particular fact or other matter if Suggs has Knowledge of such fact or other matter

"LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"NONCOMPETITION AGREEMENT"--as defined in Section 2.4(a)(iv).

"OPTION SHARES" - shares of voting common stock issued upon exercise of all or any of the Options.




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"OPTIONS"--as defined in Section 3.3(b).

"ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if and only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

"ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of a limited liability company; and (e) any amendment to any of the foregoing.

"PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"PROCEEDING"--any action, arbitration, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELATED PERSONS"--The children of Suggs and their spouses, as applicable, who are subject to a Contract with the Company or its Subsidiaries.

"REMAINING OPTIONS"--as defined in Section 3.3(b).

"REMAINING OPTION SHARES" - as defined in Section 3.3(b).

"REPRESENTATIVE"--with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SELLERS"--as defined in the first paragraph of this Agreement.

"SELLERS' RELEASES"--as defined in Section 2.4.

"SHARES"--as defined in the Recitals of this Agreement and more particularly described in Section 3.3(b).

"SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and




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policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" against a Person if any demand has been made or any notice has been given to such Person that would lead a reasonable Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted in a lawsuit in the future.

"VESTED OPTIONS"--as defined in Section 3.3(b).

"VESTED OPTION SHARES"--as defined in Section 3.3(b).

2.   SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer to Buyer the Issued Shares , and Buyer will purchase from Sellers the Issued Shares. Sellers will sell and transfer to Buyer and Buyer will purchase from Sellers, the Vested Option Shares and Remaining Option Shares as provided in Section 2.5 promptly after the Closing.

2.2  PURCHASE PRICE

The purchase price (the "Purchase Price") for the Shares will be $20.50 per Share transferred, payable at the Closing for the Issued Shares. The Purchase Price for Option Shares issued in respect of Options exercised after the Closing shall be paid upon transfer of such Option Shares to Buyer as provided in
Section 2.5.

2.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 201 St. Charles Avenue, Suite 3800, New Orleans, Louisiana 70170, at 3:00 p.m. (local time) on September 5,, 2001, or at such earlier time or at such later time and place as the parties may mutually agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In the event the Closing does not occur on or before October 5, 2001, Buyer shall deliver to Sellers the sum of $1,000,000, to be held by Sellers in an interest bearing account (the "Deposit") and act as security for the performance of Buyer's obligations hereunder. Buyer hereby pledges to Sellers, and grants to Sellers a continuing first priority security interest in, the Deposit, for the performance by Buyer of his obligations under this Agreement. Buyer agrees to execute such further documentation as may be reasonably required by Sellers to perfect such security interest. At the Closing, the Deposit shall be applied to the payment of the Purchase Price. The Deposit is solely to ensure the




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performance by Buyer pursuant to the terms and conditions of this Agreement. If
Buyer fails, refuses or is unable for any reason to purchase the Shares in accordance with the terms hereof, Sellers shall have the remedies specified in
Section 9.2.

2.4  CLOSING OBLIGATIONS

At the Closing:

(a)  Sellers will deliver to Buyer:

(i) certificates representing the Issued Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers and the Related Persons (collectively, "Sellers' Releases");

(iii) an undated letter of retirement by Suggs as an officer, director and employee of the Company to be dated effective at the close of business on the first business day after the Company or its transfer agent registers the transfer of the Issued Shares to Buyer (Suggs agrees and understands that she shall be paid a salary of ten dollars and that she shall not be entitled to any other salary or other compensation for services performed by her for the Company from and after the Closing Date);

(iv) letters of resignation by the Related Persons as employees/consultants of the Company or its Subsidiaries effective the Closing Date;

(v) noncompetition and nondisclosure agreement in the form of the noncompetition and nondisclosure agreement provided for and attached to the Company's Supplemental Executive Retirement Plan dated September 14, 2000, as amended, executed by Suggs (the "Noncompetition Agreement"); and

(vi) a certificate executed by Sellers representing and warranting to Buyer that, except as otherwise stated in such certificate or in a supplement to the Disclosure Letter, each of Sellers' representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 2.5); and

(b)  Buyer will deliver to Sellers:

(i) with credit being given for any Deposit with interest thereon, the Purchase Price for the Issued Shares shall be paid by bank cashier's or certified check payable to the order of or by wire transfer to accounts specified by LLC and Suggs, in the respective amounts as specified by Sellers in writing to Buyer, with the remaining portion of the Purchase Price for the Option Shares to be paid as provided in Section 2.5; and,




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(ii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

2.5  TRANSFER OF OPTION SHARES

As soon as practicable after the Closing, from time to time, one or more times, Sellers will deliver to the Company, with a copy to Buyer, one or more notices addressed to the Company for exercising all or part of the Options, evidence of payment to the Company of the exercise price thereof and act(s) of transfer or assignment by Suggs to Buyer of such Option Shares issued upon exercise thereof with acknowledgement by the Company of Buyer's rights thereunder or one or more certificates representing the Option Shares, duly endorsed or accompanied by duly executed stock powers for transfer to Buyer.

Upon delivery to Buyer of such notices exercising all or part of the Options, evidence of payment to the Company of the exercise price thereof and such assignment(s) to Buyer of all or part of the Option Shares, and the acknowledgement by the Company of Buyer's rights thereunder or one or more certificates representing the Option Shares, duly endorsed or accompanied by duly executed stock powers for transfer to Buyer, Buyer shall pay Suggs by wire transfer to the account as specified by Suggs in writing to Buyer the Purchase Price of the Option Shares so transferred to Buyer.

3.   REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Letter, Sellers represent and warrant to Buyer as follows:

3.1  ORGANIZATION AND GOOD STANDING; POWER

(a) Sellers have delivered to Buyer copies of the Organizational Documents of LLC and the Company as currently in effect.

(b) LLC is a limited liability company duly organized and validly existing under the laws of the State of Louisiana, has the power and authority and legal right to own the Shares and to conduct its business, all in compliance with all Legal Requirements.

(c) LLC has the power and authority and the legal right to make, deliver and perform its obligations under this Agreement and it has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Sellers are not and will not be required to obtain any Consent from any Governmental Body or any other Person in connection with the execution and delivery of this Agreement by them or the consummation or performance by them of any of the Contemplated Transactions.

3.2  AUTHORITY; NO CONFLICT

(a) The execution, delivery and performance by LLC of this Agreement and the compliance with the provisions hereof have been duly authorized by all




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requisite action on the part of LLC. This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally (the "Bankruptcy Exception"). Upon the execution and delivery by Sellers and the Related Persons of the Sellers' Releases, and by Suggs of the Noncompetition Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers and the Related Persons, as applicable, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

(b) Except as set forth in part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions by Sellers will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of LLC;

(ii) to the Knowledge of Sellers, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to enjoin any of the Contemplated Transactions under, or to obtain a remedy or relief that would have a material adverse effect on the financial benefits expected to be obtained by Buyer under the Contemplated Transactions pursuant to, any Legal Requirement or any Order to which Sellers, or any of the assets owned or used by any Seller, may be subject; or

(iii) to the Knowledge of Sellers, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default under, or to obtain a legal remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which the Company is a party that has been filed by the Company with the Securities and Exchange Commission as an exhibit to the Company's most recently filed annual report on Form 10-K (or incorporated as an exhibit thereto by reference) or any report on Form 10-Q filed subsequent to such Form 10-K and prior to the date of this Agreement (the "Material Contracts"); or

(iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Shares, other than the limitations and restrictions set forth in the Company's articles of incorporation and bylaws and the provisions of the Louisiana Business Corporation Law, federal and state securities laws, and other applicable laws ("Mandatory Limitations").

Except as set forth in part 3.2 of the Disclosure Letter, to Sellers' Knowledge, the Company is not and will not be required to give any notice to or obtain any Consent under any Material Contract to which the Company is a party in connection with the execution and delivery of this Agreement by Sellers or




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the consummation or performance of any of the Contemplated Transactions by
Sellers.

3.3  CAPITALIZATION

(a) As of June 30, 2001, based on the Company's quarterly report on Form 10-Q for the Second Quarter of 2001, the authorized capital stock of the Company consists of (i) 12,500,000 shares of the Company's voting common stock, par value 10(cent) per share ("voting common stock"), 2,793,386 shares of which are outstanding, (ii) 12,500,000 shares of the Company's non-voting common stock, par value 10(cent) per share ("non-voting common stock"), 2,404,897 shares of which are outstanding, and (iii) 10,000,000 shares preferred stock, no par value, no shares of which are outstanding.

(b) Sellers are the record and beneficial owners and holders of 1,423,780 shares of voting common stock of the Company, free and clear of all Encumbrances other than Mandatory Limitations. Suggs holds currently options (collectively, the "Options") to acquire 58,480 shares of voting common stock free and clear of all Encumbrances other than Mandatory Limitations. With respect to the Options, options to acquire 43,480 shares are currently exercisable ("Vested Options") and the remaining Options to acquire 15,000 shares are not yet vested (the "Remaining Options"). Suggs represents that at the Closing she will have the right to exercise the Vested Options to acquire 43,480 shares of voting common stock and that after the Closing she expects to have the right to exercise the Remaining Options to acquire 15,000 shares of voting common stock (the "Remaining Option Shares"). The Shares shall consist of (i) 1,423,780 shares of voting common stock of the Company (the "Issued Shares"), (ii) 43,480 shares of voting common stock of the Company acquired by virtue of Suggs' exercise of the Vested Options (the "Vested Option Shares"), and (iii) all Remaining Option Shares that are issued upon the exercise of the Remaining Options; provided, however, if any of the Remaining Option Shares or the Vested Option Shares are not transferred to Buyer in the manner provided for in Section 2.5 on or before September 30, 2001, Buyer shall not be obligated to pay that portion of the Purchase Price attributable to such Shares not transferred to Buyer, and Buyer and Sellers otherwise waive any claim either would have against the other with respect thereto

(c) All of the 1,423,780 outstanding shares of the Company's voting common stock currently owned by Sellers and all of the shares of the Company's common stock which are to be issued pursuant to the exercise by Suggs of the Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, free and clear of Encumbrances other than Mandatory Limitations. The Shares shall constitute all of the voting and non-voting common stock, options, warrants and other securities of the Company or any of its Subsidiaries beneficially owned by the Sellers as of this date and as of the Closing Date. The Issued Shares transferred to Buyer at Closing shall constitute not less than 50.96% of all issued and outstanding shares of voting common stock of the Company.

(d) There are no outstanding shareholder agreements, voting agreements or other agreements of any nature which in any way restrict or affect the transfer of the Shares or subject any of such Shares to any put, call, redemption obligation or other similar right or obligation of any nature.




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3.4  NO MATERIAL ADVERSE CHANGE

Since December 31, 2000, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Seller and no event has occurred or circumstance exists that may result in such a material adverse change.

3.5  CONTRACTS WITH THE COMPANY

Except as set forth in part 3.5 of the Disclosure Letter, no Seller or any Related Person is a party to any contract with, or has any claim or right against, the Company or any of its Subsidiaries.

3.6  BROKERS OR FINDERS

Except as set forth in part 3.6 of the Disclosure Letter, neither the Company nor Sellers have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Sellers will indemnify and hold Buyer and the Company harmless from the payment of any such fees, commissions or other payment.

3.7  ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in part 3.7 of the Disclosure Letter, to the Knowledge of Sellers, since June 30, 2001 until the date of this Agreement there has not been any:

(a) change in the Company's authorized or issued capital stock; grant of any stock options or right to purchase shares of capital stock of the Company; issuance by the Company of any securities convertible into capital stock of the Company; grant of any registration rights by the Company; purchase, redemption, retirement or other acquisition by the Company of any shares of any common or preferred stock of the Company; or declaration of payment of any dividend or other distribution or payment in respect of shares of common or preferred stock of the Company;

(b)  amendment to the Organizational Documents of the Company;

(c) payment by the Company of any bonuses to, or increase by the Company of the regular salary or compensation of, Suggs, any Related Person, or any director or executive officer, or entry into any new employee, severance or similar Contract with any of the foregoing; or

(d) adoption of, or adoption of amendments resulting in a material increase in the benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan of the Company.

3.8  SEC REPORTS

Sellers have made available to Buyer the Company's annual reports (Form 10-K), quarterly reports (Form 10-Q), proxy statements and current reports




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(Form 8-K) for the period since December 31, 1999 (collectively, "SEC Reports")
that have been filed with the Securities and Exchange Commission ("SEC"). Except as set forth in part 3.8 of the Disclosure Letter and except to the extent a filed SEC Report has been revised or superceded by a subsequently filed SEC Report, to the Knowledge of Sellers, none of the SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9  SECTION 133 OF BUSINESS CORPORATION LAW

If requested by Buyer, Suggs agrees to use her Best Efforts to transmit to each member of the Board of Directors of the Company for consideration Buyer's request that the Board adopt a resolution of the Board to exempt the application of Section 133 of the Louisiana Business Corporation Law ("LBCL") with respect to the purchase of the Shares by Buyer and any subsequent "business combination" (as such term is defined in Section 132(4) of the LBCL) between the Company and Buyer or any affiliate of Buyer; provided in connection with any such Board action it is understood by Buyer that Suggs will not participate in such decision by the Board, nor will she take any action, directly or indirectly, in opposition or in support thereof. No action or inaction by the Board will invalidate or constitute grounds for termination of this Agreement.


4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1  ORGANIZATION AND GOOD STANDING

Buyer is an individual domiciled in the State of Texas.

4.2  AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy Exception. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will contravene, or result in a violation or breach of any provision of, or give any Person the right to prevent, delay, or otherwise interfere in any material respect with any of the Contemplated Transactions pursuant to:

  (i) any Legal Requirement or Order to which Buyer or any of his assets may be subject; or

  (ii) any material Contract to which Buyer is a party or by which Buyer may be bound.




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Except for the filing of an appropriate Schedule 13D and Form 3 with the SEC,
Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.


4.3  INVESTMENT INTENT

Buyer is acquiring the Shares for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the sale of the Shares has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

4.4  RULE 144

Buyer acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act, or unless an exemption from such registration is available. Buyer is aware of the provisions of Rules 144 and 144A promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.5  SOPHISTICATION

Buyer (i) has such sophistication, knowledge and experience in financial and business matters that Buyer can understand and evaluate the merits and risks of the purchase of the Shares; (ii) has had full access to the kind of information about the Company that registration would disclose; and (iii) can bear the risk of losing Buyer's entire investment in the Shares.

4.6  NO RELIANCE

Buyer acknowledges that Sellers make no representations or warranties other than those expressly set forth in this Agreement, and Buyer is not relying on any other representations or warranties by Sellers or their Representatives.

4.7  AVAILABILITY OF FUNDS

Buyer has sufficient liquid funds to purchase the Shares and will maintain such funds until the Closing. None of the Company's assets have been or will be sold, mortgaged, pledged, or otherwise disposed of or encumbered to finance the Purchase Price. Buyer intends upon acquiring the Shares to comply with all laws and regulations applicable to such ownership and to fulfill all applicable duties to the Company and its other shareholders as may devolve upon Buyer by virtue of owning the Shares.

4.8  CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making




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illegal, or otherwise interfering with, any of the Contemplated Transactions. To
Buyer's Knowledge, no such Proceeding has been Threatened.

4.9  BROKERS OR FINDERS

Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers and the Company harmless from the payment of any such fee, commission or other payment.

4.10 TRANSFER RESTRICTIONS

Buyer understands that the certificates of stock representing the Shares may bear a legend restricting the transferability of the Shares absent compliance with applicable provisions of the federal and state securities laws, including but not limited to those concerning the registration of the Shares under the Securities Act or the establishment of the availability of an exemption from registration, and the procedures the Company has established in respect thereto. Buyer understands that a legend to this effect may be placed on the certificates representing the Shares acquired by Buyer continuing such restrictions on the Shares in the hands of Buyer, and the Company is under no obligation to register the Shares under the Securities Act.

5.   COVENANTS OF SELLERS PRIOR TO CLOSING DATE

The following covenants shall apply to Sellers prior to the Closing Date and shall terminate upon Closing:

5.1  ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will afford Buyer and its Representatives full and free access to (i) all public information available to Sellers concerning the Company and its Subsidiaries, and (ii) all Contracts set forth in part 3.5 of the Disclosure Letter.

5.2  OPERATION OF THE BUSINESSES OF THE COMPANY

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to provide a copy to Buyer of all public filings with the SEC and of all press releases made by the Company during such period. Between the date of this Agreement and the Closing Date, Sellers agree not to vote their Shares to, and Suggs agrees not to affirmatively seek, to cause the Company or any Subsidiary to do any of the following, provided that Suggs is not required to take any action as a director, officer or employee of the Company that would violate or conflict with her duties or responsibilities in such positions:

(a)  to conduct its business other than in the Ordinary Course of Business; or

(b) not to preserve intact in all material respects its current business organization and keep available the services of the current officers of the Company.

5.4  REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.

5.5  NOTIFICATION

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless Sellers reasonably expect that such fact or condition will be cured on or before the Closing Date. Should any such fact or condition known to Sellers require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this
Section 5 or of the occurrence of any event that makes the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6  NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.7  BEST EFFORTS

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Section 7 to be satisfied, provided that Suggs is not required to take any action as a director, officer or employee of the Company that would violate or conflict with her duties or responsibilities in such positions.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

The following covenants shall apply to Buyer prior to the Closing Date and shall terminate upon Closing:

6.1  APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by him to consummate the Contemplated Transactions.

6.2  DEPOSIT

Buyer shall make the Deposit required by Section 2.3 on the terms and conditions set forth therein.

6.3  PREPARATION FOR CLOSING

Buyer shall maintain at all times sufficient liquid assets to close, will not take or fail to take any action that renders him unable to close, and shall work diligently toward closing as expeditiously as possible.

6.4  COMMUNICATIONS

Buyer will not, directly or indirectly, communicate with any directors, officers, employees, customers, suppliers, lenders, or advisors of the Company, other than Sellers and their Representatives, without the prior consent of Sellers with respect to the specific communication. Buyer shall not, without Sellers prior written consent, communicate to any Person any intention Buyer may have to make, upon Closing or in the future, changes with respect to the Company, including without limitation in the personnel, operations, or composition of the board of directors.

6.5  NOTIFICATION

Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, unless Buyer reasonably expects that such fact or condition will be cured on or before the Closing Date. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that makes the satisfaction of the conditions in Section 8 impossible or unlikely.

6.6  BEST EFFORTS

Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

Sellers' representations and warranties contained in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, unless all such inaccuracies in the aggregate do not materially adversely affect the benefits obtained by Buyer under this Agreement and the Contemplated Transactions.

7.2  SELLERS' PERFORMANCE

All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), including but not limited to the exercise by Suggs of the Vested Options, and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects, or timely cured.

7.3  ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a)  an opinion of Sellers' counsel, dated the Closing Date, in the form of
Exhibit 7.3(a); and

(b) such other documents as Buyer may reasonably request as necessary for the consummation or performance of any of the Contemplated Transactions.

7.4  NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order, or any substantial, credible suit filed against Buyer or Sellers by a Governmental Body or any other Person seeking an injunction or other Order, that
(a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued or filed, or has otherwise become effective, since the date of this Agreement.

7.5  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any substantial, credible claim against Buyer or Sellers asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any Shares, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.   CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, unless all such inaccuracies in the aggregate do not materially adversely affect the benefits obtained by Sellers under this Agreement and the Contemplated Transactions.

8.2  BUYER'S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects, or timely cured.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(i).

8.3  CONSENTS

Each of the Consents identified in part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4  ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Sellers:

(a)  an opinion of Buyer's counsel, dated the Closing Date, in the form of
Exhibit 8.4(a); and

(b) such other documents as Sellers may reasonably request as necessary for the consummation or performance of any of the Contemplated Transactions.

8.5  NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.   TERMINATION

This Section 9 sets forth the rights and remedies exercisable by the parties before the Closing for any Breach of this Agreement and shall not apply after the Closing to any Breach (whether the Breach occurs before or after the Closing).

9.1  TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated only:

(a) by either Buyer or Sellers if a material Breach of this Agreement has been committed by the other party and such Breach has not been waived or cured on or before the Closing Date;

(b)(i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(c)  by mutual consent of Buyer and Sellers; or

(d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 21, 2001, or such later date as the parties may agree upon.

9.2  EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Upon the failure of Buyer to perform the obligations to be performed by it prior to and on the Closing Date and if the closing does not occur, Sellers may (i) enforce specific performance, (ii) sue for damages, (iii) exercise Sellers' rights with respect to the Deposit as secured parties under Chapter 9 of the Louisiana Commercial Laws (La. R.S. 10:9-101 et seq.), (iv) recover costs of investigation and defense and reasonable attorneys' fees to the extent successful in any proceeding, and/or (iv) pursue any and all other remedies available at law or in equity. Upon failure of Sellers to perform their obligations to be performed by them on the Closing

Date and if the closing does not occur, Buyer may (i) enforce specific performance, (ii) sue for damages, (iii) recover costs of investigation and defense and reasonable attorneys' fees to the extent successful in any proceeding, and/or (iv) pursue any and all other remedies available at law or in equity.

10.  INDEMNIFICATION; REMEDIES

THIS SECTION 10 SETS FORTH THE RIGHTS AND REMEDIES EXERCISABLE BY THE PARTIES AFTER THE CLOSING FOR ANY BREACH OF THIS AGREEMENT (WHETHER THE BREACH OCCURS BEFORE OR AFTER THE CLOSING) AND SHALL NOT APPLY UNLESS AND UNTIL THE CLOSING OCCURS.

10.1 SURVIVAL

All representations, warranties, covenants (other than the post-closing covenants in Section 11.13), and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing only until April 30,, 2002 (the "Prescription Date"). Anything in this Agreement to the contrary notwithstanding, no party from whom indemnification is sought under this Agreement (the "indemnifying party") will have any liability to any other party (the "claiming party") for Damages or otherwise in connection with any Breach of any representation, warranty, covenant or other agreement made or to be performed by the indemnifying party under this Agreement, the Disclosure Letter, any supplements to the Disclosure Letter, or any certificate delivered pursuant to this Agreement, unless before the Prescription Date the claiming party gives the indemnifying party a written notice ("Notice of Claim") asserting a claim for indemnification hereunder ("Indemnification Claim") and stating in reasonable detail the basis for such Indemnification Claim and the facts giving rise thereto. No indemnification shall be required to be provided by the indemnifying party to claiming party under this Agreement with respect to any Indemnification Claim or Damages for which a Notice of Claim is not given on or before the Prescription Date. Notwithstanding the foregoing, the time limit set forth in this Section 10.1 shall not apply to any Indemnification Claim to the extent it arises out of or is based upon a Breach of the provisions of Section
11.13 of this Agreement.


10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer and his Representatives (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement (giving full effect to the Disclosure Letter and any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date, giving full effect to the Disclosure Letter and any supplement to the Disclosure Letter, and excluding without limitation any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

(c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement; and

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company in connection with any of the Contemplated Transactions.

Notwithstanding any other provision of this Agreement, (i) Sellers' obligation to indemnify and hold harmless Buyer and any other Indemnified Persons under this Section 10.2 or otherwise pay Damages under this Agreement is limited to the aggregate amount of $1,500,000, which is Sellers' maximum aggregate liability under this Section 10.2 or otherwise under this Agreement; provided, however, that this limitation shall not apply to any Indemnification Claim to the extent it arises out of or is based upon a Breach of Sellers' warranty of title with respect to the Shares or the provisions of Sections 3.1or 3.3(b), (c) or (d) of this Agreement as to which claims Sellers' liability is limited to 110% of the amount of the Purchase Price, and (ii) Buyer's obligation to indemnify and hold harmless Sellers and any other Indemnified Persons under
Section 10.3 or otherwise pay Damages under this Agreement is limited to the aggregate amount of $1,500,000, which is Buyer's maximum liability under Section
10.3 or otherwise under this Agreement.

After the Closing, the remedies provided in this Section 10.2 will be the sole and exclusive remedies of Buyer for any Breach by Sellers of any provision of this Agreement and Buyer hereby waives and releases any other right or remedy with respect to any such Breach.


10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Subject to the limitations of Section 10.2, Buyer will indemnify and hold harmless Sellers and their respective Representatives (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any material Breach of any representation or warranty made by

Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any material Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

After the Closing, the remedies provided in this Section 10.2 will be the sole and exclusive remedies of Sellers for any Breach by Buyer of any provision of this Agreement and Sellers hereby waive and release any other right or remedy with respect to any such Breach.

10.4 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) or be required to indemnify the indemnified party with respect to such Proceeding.


10.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will not permit the Company or its Subsidiaries to pay for any of Sellers' out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.2 PUBLIC ANNOUNCEMENTS

Except as required by Legal Requirements, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers mutually determine. Unless consented to by Buyer and Sellers in advance or required by Legal Requirements, prior to the Closing Buyer and Sellers shall keep this Agreement and its terms strictly confidential and may not make any disclosure of this Agreement or its terms to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, directors, officers and others having dealings with the Company will be informed of the Contemplated Transactions.


11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and Seller shall remain subject to Confidentiality Agreement between Sellers and Buyer dated June 18, 2001.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:

Suggs Family Fund, L.L.C.
320 West Livingston Place
Metairie, Louisiana 70005

Attention: Carroll W. Suggs

with a copy to:

Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P.
546 Carondelet Street
New Orleans, Louisiana 70130

Attention: Joseph L. Caverly, Esq.

Facsimile No.: (504) 581-3361

Buyer:   Al A. Gonsoulin
         10 Muirfield Way
         Sugarland, TX 77479

Facsimile No.: (281) 242-0173

with a copy to:   King, LeBlanc & Bland, LLP
                  201 St. Charles Avenue - Suite 3800
                  New Orleans, LA 70170

Attention: Thomas F. Getten, Esq.

Facsimile No.: (504) 582-1233


11.5 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request as necessary for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.6 WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated August 16 and 17, 2001), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.8 DISCLOSURE LETTER

(a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that any such assignment shall not release Buyer from any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Indemnified Persons, and Suggs' children any legal or equitable right, remedy, or claim under or with respect to this

Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, the Indemnified Persons, Suggs' children, and their successors and assigns.

11.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 POST-CLOSING COVENANT

After the Closing, Buyer shall use his Best Efforts as a shareholder of the Company to cause the Company to discharge in full the following obligations of the Company to the extent such obligations are valid and binding: (i) vested rights of Suggs under the Company's Officer Deferred Compensation Plan and under the Company's Supplemental Executive Retirement Plan, (ii) vested rights of Suggs and her children under the Company's 401(k) Retirement Plan, (iii) vested rights of Suggs with respect to accrued vacation time in the approximate amount of $87,000, (iv) any indemnification or insurance payments due or that may become due to any Suggs or any of her children as an officer, director, employee, or agent of the Company to the extent provided for under applicable law or under the Company's or any Subsidiary's bylaws, articles of incorporation, or D&O insurance policies, as currently in effect and as amended from time to time, and (v) Suggs' and her children's statutory COBRA continuation insurance benefits under the Company's medical plans provided they shall be liable for 100% of the applicable premium, without any employer contribution. Suggs' children shall be third-party beneficiaries of this Section. This Section 11.13 shall not constitute a guaranty by Buyer of any such obligation owed by the Company to Suggs or her children.

11.14 GOVERNING LAW

This Agreement will be governed by the laws of the State of Louisiana without regard to conflicts of laws principles.




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


11.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.16 IMMEDIATE CLOSING

The parties are simultaneously entering into and closing under this Agreement and the date of the Agreement is the Closing Date. Each party agrees that the covenants to be performed as provided in Articles 5 and 6 and the conditions to such party's obligation to close specified in Articles 7 and 8 of this Agreement, have been performed or are hereby waived, and such covenants and conditions have no further force or effect from and after the Closing.











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


IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                SELLERS:

/s/ Al A. Gonsoulin                   /s/ Carroll W. Suggs
------------------------------        ------------------------------------
AL A. GONSOULIN                       CARROLL W. SUGGS



                                      SUGGS FAMILY FUND, L.L.C.

                                      By:  /s/ Carroll W. Suggs
                                         ---------------------------------
                                         Carroll W. Suggs
                                         Managing Member












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